Exhibit 99.1


[Graphic Omitted]  NEWCASTLE INVESTMENT CORP.




Contact:                                                  FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                 Newcastle Announces First Quarter 2004 Results
          ___________________________________________________________


First Quarter 2004 Highlights

   - FFO of $20.9 million, or $0.60 per diluted common share, up 22.4% from the first quarter 2003.
   - Income available for common stockholders of $20.3 million, or $0.58 per diluted common share, up 26.1% from the first quarter 2003.
   - FFO return on average invested common equity of 16.2%.
   - Declared dividend of $0.60 per share of common stock, representing a 20% increase from the fourth quarter 2003.
   - Issued approximately 3.3 million shares of common stock in January 2004, raising net proceeds of approximately $85.8 million.
   - Issued $414 million face amount of non-recourse debt through a collateralized bond obligation in March 2004.

New York, NY. April 28, 2004 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended March 31, 2004, Funds from Operations ("FFO") were $20.9 million, or $0.60 per diluted common share, up from $11.6 million, or $0.49 per diluted common share for the quarter ended March 31, 2003. The Company generated a FFO return on average invested common equity of 16.2% for the first quarter 2004.

For the three months ended March 31, 2004, income available for common stockholders was $20.3 million, or $0.58 per diluted common share, compared with $10.9 million, or $0.46 per diluted common share, in the first quarter 2003. For the quarter ended March 31, 2004, Newcastle declared a dividend of $0.60 per share of common stock, representing a 20% increase over the fourth quarter 2003 dividend.

Our common book value per share increased to $16.74 at March 31, 2004 from $15.20 at December 31, 2003. GAAP common equity book value was $581.0 million at March 31, 2004, up $104.1 million from December 31, 2003. For the quarter ended March 31, 2004, the Company's assets grew 16.0% to $4.1 billion as compared to $3.5 billion at the end of the year 2003.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data
(in thousands)
                                                      Three Months Ended        Three Months Ended
                                                        March 31, 2004            March 31, 2003
                                                      ------------------        ------------------
Operating Data (Unaudited):
  Funds from operations                                       $    20,910             $    11,604
  Income available for common stockholders                    $    20,328             $    10,900

                                                             As of
                                                        March 31, 2004                 As of
                                                          (Unaudited)            December 31, 2003
                                                        --------------           -----------------
Balance Sheet Data:
  Total real estate and other securities                      $ 2,851,262             $ 2,330,830
  Total assets                                                $ 4,099,562             $ 3,533,081
  CBO bond obligations                                        $ 2,204,187             $ 1,793,533
  Preferred stock                                             $    62,500             $    62,500
  Common stockholders' equity                                 $   581,001             $   476,863


Supplemental Total Real Estate and Other Securities Data as of March 31, 2004
  (Unaudited):
Weighted average asset yield                                            6.41%
Weighted average liability cost                                         4.26%
Weighted average net spread                                             2.15%
Weighted average credit rating                                           BBB-
Weighted average asset credit spread                                    3.04%
Percentage investment grade                                             72.9%
Number of securities                                                     367


Capital Markets Activity

In January 2004, Newcastle issued 3.3 million shares of common stock for net proceeds of approximately $86 million through an underwritten public offering. The Company will use these proceeds to acquire real estate debt securities and other real estate related investments. Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We had a solid first quarter and are currently in the process of investing the proceeds from our most recent capital raise in January. We expect to be fully invested by the end of the second quarter." In addition, Newcastle issued $414 million face amount of non-recourse debt through our fifth collateralized bond obligation in March 2004.

First Quarter Investment Activity

During the first quarter, we invested approximately $75 million of capital. We purchased or committed to purchase approximately $441 million in face amount of real estate securities, real estate related loans and operating real estate.

   Real estate securities. Purchased approximately $316 million of CMBS, ABS and REIT debt with an average credit rating of BBB-. In addition, we sold approximately $30 million of real estate securities with an average credit rating of BBB.

   Real estate related loans. Purchased a $50 million participation in a $75 million facility to a Ba3 rated office REIT. The loan is a senior unsecured corporate obligation of the REIT. In addition, it is secured by net cash flows generated from a multi-building office complex.

   Operating real estate. Purchased a 49% interest in a $153 million portfolio of approximately 200 convenience and retail gas stores located in ten states throughout the Southeast and Southwestern regions of the US. The properties are subject to a sale-leaseback arrangement under long-term triple net leases with a 15 year minimum term.

Real Estate Securities

As of March 31, 2004, our aggregate $2.9 billion real estate securities portfolio was well diversified with 367 securities, of which 75% were fixed rate securities with a weighted average maturity of 7.34 years and the remaining 25% were floating rate securities with a weighted average maturity of 2.73 years. The portfolio consisted of 59% commercial mortgage backed securities, 23% senior unsecured REIT debt and 18% asset backed securities. As of March 31, 2004, the average credit quality of our aggregate real estate securities portfolio was BBB- and 73% of the real estate securities were rated investment grade. Our average investment size was $7 million and our largest investment in a single security was $61 million. The weighted average credit spread was 3.04% as of March 31, 2004. The weighted average credit spread represents the yield premium on our securities over the comparable US Treasury rate or LIBOR.

Kenneth Riis, Newcastle's President, noted that "Even though credit spreads are at historically tight levels, we are selectively putting capital to work and have a solid pipeline of investment opportunities. In addition, we believe that credit spreads may widen as interest rates rise and that we are well positioned to opportunistically deploy uninvested capital."

The Company's core business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt investments. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread." Newcastle seeks to match fund these investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. As of March 31, 2004, an immediate 100 basis point increase in interest rates would affect our earnings by no more than $1.2 million per annum. The weighted average maturity of our real estate securities and their related liabilities was 6.20 years and 6.51 years, respectively, as of March 31, 2004.

Mr. Riis noted that "We have built our business to generate stable cash flows to support our dividends to stockholders. Fundamental to our investment and financing strategy is to insulate our earnings as much as possible from changes in interest rates. In a period of rising interest rates, we believe our ability to pay a stable dividend will set us apart from other REITs."

Our real estate securities portfolio continues to perform as expected.
As of March 31, 2004, none of our owned securities had defaulted, and there have been no principal losses in our real estate securities portfolio to date. We continue to seek investments that will generate superior risk adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call and Annual Meeting

Management will conduct a conference call on April 29, 2004 to review the Company's first quarter financial results for the period ended March 31, 2004. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (888) 470-0905 ten minutes prior to the scheduled start of the call; please reference "Newcastle First Quarter 2004 Earnings Call." International callers should dial (303) 242-0016.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on Friday, May 7, 2004 by dialing (800) 475-6701; please reference access code "729354." International callers should dial (320) 365-3844 to access the replay.

Newcastle will hold its annual meeting of stockholders at the Four Seasons Hotel, located at 57 East 57th Street, New York, NY 10022 on Thursday, May 27, 2004 at 8:00A.M. local time. All stockholders are cordially invited to attend.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. or to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to our ability to invest existing cash balances, our ability to finance our next portfolio of real estate securities, our ability to pay dividends and the performance of our real estate securities portfolio. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, our continued ability to source new investments, including securities which we deem suitable for our securities portfolios; changes in the capital markets, including changes in interest rates and/or credit spreads; changes in particular sectors of the economy which might adversely affect the credit quality of our securities portfolios and thereby their performance; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.



                           Newcastle Investment Corp.
                        Consolidated Statements of Income
                    (dollars in thousands, except share data)
                                   (Unaudited)




                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                               2004           2003
                                                                       ------------   ------------

Revenue
  Interest income                                                      $     49,030    $     25,029
  Rental and escalation income                                                5,797           4,913
  Gain on settlement of investments                                           5,136           2,491
                                                                       ------------    ------------
                                                                             59,963          32,433

Expenses
  Interest expense                                                           29,419          14,357
  Property operating expense                                                  2,391           2,352
  Loan and security servicing expense                                           782             402
  General and administrative expense                                          1,198             830
  Management fee to affiliate                                                 2,397           1,305
  Incentive compensation to affiliate                                         2,374           1,330
  Depreciation and amortization                                                 553             456
                                                                       ------------    ------------
    Total Expenses                                                           39,114          21,032
                                                                       ------------    ------------
Income before equity in earnings of unconsolidated subsidiaries              20,849          11,401
Equity in earnings of unconsolidated subsidiaries                             1,223               -
                                                                       ------------    ------------
Income from continuing operations                                            22,072          11,401
Income (loss) from discontinued operations                                     (221)           (298)
                                                                       ------------    ------------
Net income                                                                   21,851          11,103
Preferred dividends                                                          (1,523)           (203)
                                                                       ------------    ------------
Income available for common stockholders                               $     20,328    $     10,900
                                                                       ============    =============
Net income per share of common stock
  Basic                                                                $       0.59    $       0.46
  Diluted                                                              $       0.58    $       0.46
Income from continuing operations, after preferred dividends, per share of common stock
  Basic                                                                $       0.60    $       0.47
  Diluted                                                              $       0.59    $       0.47
Income (loss) from discontinued operations per share of common stock
  Basic                                                                $      (0.01)   $      (0.01)
  Diluted                                                              $      (0.01)   $      (0.01)
Weighted average number shares of common stock outstanding
  Basic                                                                  34,401,800      23,488,517
  Diluted                                                                34,976,378      23,619,909
Dividends declared per common share                                    $       0.60    $       0.45


                           Newcastle Investment Corp.
                           Consolidated Balance Sheets
                    (dollars in thousands, except share data)

                                                                               As of
                                                                          March 31, 2004        As of
                                                                            (Unaudited)   December 31, 2003
                                                                            -----------   ------------------

Assets
Real estate securities, available for sale                                   $ 2,598,620    $ 2,089,712
Real estate securities portfolio deposit                                               -         19,541
Other securities, available for sale                                             252,642        221,577
Real estate related loans, net                                                   384,262        341,193
Investments in unconsolidated subsidiaries                                        52,743         30,640
Operating real estate, net                                                        89,741        102,995
Real estate held for sale                                                         39,917         29,404
Residential mortgage loans, net                                                  569,621        586,237
Cash and cash equivalents                                                         56,251         60,403
Restricted cash                                                                   19,496         13,132
Deferred costs, net                                                                8,118         10,304
Receivables and other assets                                                      28,151         27,943
                                                                             -----------    -----------
                                                                             $ 4,099,562    $ 3,533,081
                                                                             ===========    ============
Liabilities and Stockholders' Equity
CBO bonds payable                                                            $ 2,204,187    $ 1,793,533
Other bonds payable                                                              253,380        260,674
Notes payable                                                                    189,845        154,562
Repurchase agreements                                                            708,635        715,783
Derivative liabilities                                                            63,991         32,457
Dividends payable                                                                 21,843         16,703
Due to affiliates                                                                  3,242          2,445
Accrued expenses and other liabilities                                            10,938         17,561
                                                                             -----------    -----------
                                                                               3,456,061      2,993,718
                                                                             -----------    -----------
Stockholders' Equity
Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
  preference $25.00 per share, issued and outstanding                             62,500         62,500
Common stock, $0.01 par value, 500,000,000 shares authorized,
  34,711,833 and 31,374,833 shares issued and outstanding at March 31,
  2004 and December 31, 2003, respectively                                           347            314
Additional paid-in capital                                                       538,057        451,806
Dividends in excess of earnings                                                  (15,169)       (14,670)
Accumulated other comprehensive income                                            57,766         39,413
                                                                             -----------    -----------
                                                                                 643,501        539,363
                                                                             -----------    -----------
                                                                             $ 4,099,562    $ 3,533,081
                                                                             ===========    ===========


                           Newcastle Investment Corp.
                    Reconciliation of GAAP Net Income to FFO
                                 (In thousands)
                                   (Unaudited)

                                                                   Three Months Ended        Three Months Ended
                                                                    March 31, 2004            March 31, 2003
                                                                    --------------            --------------
     Net income available for common stockholders                       $ 20,328                  $ 10,900
        Operating real estate depreciation                                   582                       704
     Funds from operations ("FFO")                                      $ 20,910                  $ 11,604


   We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.


                           Newcastle Investment Corp.
          Reconciliation of GAAP Book Equity to Invested Common Equity
                                 (In thousands)
                                   (Unaudited)

                                                                                      March 31, 2004
                                                                                      --------------
     Book equity                                                                         $ 643,501
       Preferred stock                                                                    (62,500)
       Accumulated depreciation on operating real estate                                    10,567
       Accumulated other comprehensive income                                             (57,766)
     Invested common equity                                                              $ 533,802